Exhibit 35.1

Bridgecrest Credit Company

OFFICER’S CERTIFICATE

The undersigned hereby certifies that he is a duly authorized officer of Bridgecrest Credit Company (the “Servicer”), and that as such he is authorized to execute and deliver this certificate in the name and on behalf of Bridgecrest Credit Company, and certifies that:

1.	I have reviewed the activities of the Servicer during the period March 25, 2021 through December 31, 2021 and of its performance under the Servicing Agreement; and

2.

to the best of my knowledge, based on such review and other than described herein, the Servicer has substantially fulfilled all its obligations under the Servicing Agreement for the above referenced period.

This certificate is delivered in accordance with Section 2.9 of the Carvana Auto Receivables 2021-N1 Servicing Agreement dated as of March 25, 2021, among Carvana Auto Receivables Trust 2021-N1, Wells Fargo Bank, National Association and Bridgecrest Credit Company. This certificate is dated as of December 31, 2021.

By:	/s/ Daniel Gaudreau
Daniel Gaudreau
Chief Financial Officer